Contact:	Fred Adams, Jr.
Chairman and CEO
(601) 948-6813

CAL-MAINE FOODS, INC. REPORTS FOURTH QUARTER AND FISCAL 2005 RESULTS

JACKSON, Miss. (August 1, 2005) – Cal-Maine Foods, Inc. (Nasdaq/NM:CALM) today announced financial results for the fourth quarter and fiscal year ended May 28, 2005. For the fourth quarter of fiscal 2005, net sales were $81.5 million compared with net sales of $142.4 million for the fourth quarter a year ago. The Company reported a net loss of $6.6 million, or $0.28 per diluted share, compared with net income of $17.2 million, or $0.70 per diluted share, for the fourth quarter of fiscal 2004.

        For the fiscal year 2005, net sales were $375.3 million compared with net sales of $572.3 million for fiscal 2004. The Company reported a net loss of $10.4 million, or $0.43 per diluted share, compared with net income of $66.4 million, or $2.73 per diluted share, in fiscal 2004.

        Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “Beginning in the summer of 2003, the egg industry experienced very strong demand. This demand was related to the high-protein, low-carb diets that were very popular at the time. This strong demand, combined with moderate supply, resulted in record high egg prices for approximately 15 months. However, In the early fall of 2004, this demand trend related to the popular diets faded dramatically. In the meantime, the egg industry had geared up to produce more eggs to meet the strong demand. As a result, during the past nine to 12 months, our industry has experienced an oversupply of eggs resulting in lower prices and losses for the egg industry.

        “Beginning in March 2005, the egg industry has taken action to reduce the size of the laying flocks and the supply of eggs,” added Adams. “At midsummer, U.S.D.A. statistics indicated a reduced flock size that is now more in line with the current demand for eggs. As a result, egg prices have recovered nicely over the last six or seven weeks. We believe the egg industry will continue to adjust supply to be more in line with demand, which should allow the industry to return to profitability.

        “Feed prices in general have been favorable this year compared with the prior year. However, we have witnessed wide swings in corn and soybean prices because of dry conditions in the Midwest and widely varying forecasts. Overall, Cal-Maine is operating efficiently, and we hope to return to profitability in the year ahead,” Adams concluded.

        Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 28 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

        Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

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CAL-MAINE FOODS, INC	POST OFFICE BOX 2960 •	JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813	FAX 601-969-0905

CALM Reports Fiscal 2005 Results

August 1, 2005

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
In thousands, except per share amounts)

	13 Weeks Ended		52 Weeks Ended
	May 28, 2005	May 29, 2004	May 28, 2005	May 29, 2004
Net sales	$81,477	$142,352	$375,266	$572,331
Gross profit	2,651	40,389	35,433	175,627
Operating income (loss)	(8,575)	28,857	(12,325)	106,322
Income (loss) before income taxes	(9,730)	29,236	(15,408)	106,242

Net income (loss)	$(6,550)	$17,194	$(10,358)	$66,442

Net income (loss) per common share:
Basic	$(0.28)	$0.71	$(0.43)	$2.78
Diluted	$(0.28)	$0.70	$(0.43)	$2.73

Weighted average shares outstanding:
Basic	23,636	24,214	23,834	23,874
Diluted	23,636	24,527	23,834	24,342

Since August 5, 2004, the Company has repurchased 942,503 shares of its common stock pursuant to a stock repurchase plan authorizing the repurchase of up to 2,000,000 shares.

SUMMARY BALANCE SHEET
(Unaudited)
(In thousands, except per share amounts)

	May 28, 2005	May 29, 2004
ASSETS
Cash and cash equivalents	$ 55,605	$ 72,981
Receivables	16,739	22,360
Inventories	45,628	49,896
Other	7,984	6,702

Current assets	125,956	151,939

Fixed assets (net)	127,388	132,058
Other assets	16,190	17,562

Total assets	$269,534	$301,559

LIABILITIES AND SHAREHOLDERS' EQUITY
Current portion of long-term debt	$ 10,149	$ 9,597
Accounts payable	20,034	21,507
Other current liabilities	13,086	17,856
Current deferred income taxes	9,100	10,030

Current liabilities	52,369	58,990

Deferred taxes and liabilities	22,465	21,970
Long-term debt	72,845	80,434
Shareholders' equity	121,855	140,165

Total liabilities and shareholders' equity	$269,534	$301,559